EXHIBIT 99.1

GLOBAL EPOINT RECEIVES $10 MILLION COMPUTER ORDER

Plans Fourth-Quarter Shipments of Personal Computers for Latin American Market

Continues Market Expansion

City of Industry, Calif.—December 1, 2003—Global ePoint, Inc. (Global) (Nasdaq: GEPT) received an initial $10 million order under a contract to design and manufacture personal computers for one of the largest electronics retailers in Latin America, reflecting Global’s strategy to continue expanding into new markets, and expects to deliver this order in full in fourth-quarter 2003.

Under a sub-contracting agreement, Global, through its Best Logic division, will produce computers for Avatar Technologies, Inc. (Avatar), which is under contract to supply personal computers to a large electronics retailer with an established, major share of the consumer electronics market in Latin America. Additional orders from Avatar are expected but are dependent on Avatar receiving future orders from this customer and fulfilling them through Global.

Avatar is a privately held computer wholesaler and manufacturer with long-term, volume-purchasing relationships with key manufacturers and suppliers of computer components, and potential access to new-market opportunities. Avatar is also a related-party entity that Global expects to continue dealing with because of those relationships and potential opportunities. The terms of this agreement were reviewed and approved by an independent committee of Global’s board of directors.

The retailer operates approximately 1,000 retail stores throughout Mexico and Central and South America and is initiating a marketing campaign in Mexico targeting first-time computer buyers. According to SELECT, a global market intelligence firm for the information technology and telecommunications industries, more than 90% of all households in Mexico do not own a computer. SELECT also estimates that approximately 1.8 million computers will be sold in Mexico in 2003, which would represent retail sales totaling approximately $1.8 billion. For 2004, the retailer sees the potential to capture more than 10% of computer sales in Mexico with an entry-level personal computer.

Global ePoint Chief Executive Toresa Lou commented: “We are pleased with the contract and the opportunity for high-volume production for this market. We not only have an established network of reliable and well-known component suppliers but also the manufacturing capacity to accommodate growth. As a result, we expect design and manufacturing to be cost-effective and thereby enable us to compete for a significant share of this large retail market for computers.

“This new contract and market expansion represent solid progress toward our primary objectives of increasing sales and realizing efficiencies of larger-scale production,” Lou added. “We intend to pursue additional opportunities in Latin America and continue to seek other new opportunities as well. This contract is also consistent with our fourth-quarter revenue guidance.”

About Global ePoint

Global ePoint, through its contract-manufacturing division, produces custom-designed computers and computing solutions for industrial, business, and consumer markets. Global’s digital technology division develops and markets long-range video, audio, and data transmission systems, including networks with secure access via existing Internet, cellular, and computer interfaces, to enhance the use of video in law enforcement, military, commercial, and other security and surveillance applications. For more information go to www.globalepoint.com.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions. Our actual results could differ materially and adversely from those expressed in any forward-looking statement. Factors that could cause actual results to differ include, but are not limited to, the general economic slowdown, the rate at which our present and future customers adopt our emerging technologies and products, the cancellation of previously placed orders by customers, decreases in the levels of government expenditures, the speculative nature of revenues from our digital technology division, and our ability to successfully integrate the operations of Global ePoint and McDigit. The forward-looking statements in this release speak only as of the date of this release. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. These and other risk factors are detailed in our periodic filings with the Securities and Exchange Commission.

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